United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2021
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
(Exact Name of Registrant as Specified In Its Charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2021, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) with Jeffrey A. Lipson, the Company’s Executive Vice President and Chief Financial Officer.
The Employment Agreement requires Mr. Lipson to devote substantially all of his business time and efforts to the Company. It also provides for the following:
•an initial annual base salary of $525,000, subject to at least annual review and potential increase by the compensation committee of the board of directors of the Company (the “Compensation Committeee”);
•eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by the Compensation Committee, which will be awarded at the discretion of the Compensation Committee and are subject to at least annual review and potential increase by the Compensation Committee;
•participation in the Company’s fringe benefit programs that the Company generally makes available to its employees, including medical and dental insurance and life insurance;
•eligibility to receive an award of limited partner profit interests (“LTIP Units”) under the 2013 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan (the “2013 Plan”) and an applicable LTIP Unit award agreement when grants of LTIP Units are otherwise made by the Company to similarly situated executives of the Company; and
•eligibility to receive for grants of restricted stock, stock options or other awards under the 2013 Plan.
The term of the Employment Agreement commenced as of March 1, 2019 (the date of Mr. Lipson’s original employment agreement with the Company) and will terminate on a date specified by the Company or Mr. Lipson in a notice given, at will, with or without cause, by either party to the other party not less than 30 days prior to such termination date, unless such term is sooner terminated under the Employment Agreement.
The Employment Agreement provides that if Mr. Lipson’s employment is terminated by the Company for reasons other than for “cause” or by him for “good reason” (as each term is defined in the Employment Agreement), Mr. Lipson will be entitled to the following severance payments and benefits, subject to Mr. Lipson’s execution and non-revocation of a general release of claims: (i) accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination, (ii) an amount equal to the sum of 18 months of Mr. Lipson’s then-current annual base salary and 150% of his annual average bonus over the prior three years (or such fewer years with respect to which he received an annual bonus), (iii) health benefits for 18 months following Mr. Lipson’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer, and (iv) 100% of the unvested stock or stock-based awards held by Mr. Lipson will become fully vested and/or exercisable.
The Employment Agreement also provides that 100% of Mr. Lipson’s unvested time-based stock (or stock-based) awards become fully vested and/or exercisable in the event Mr. Lipson’s employment is terminated other than for cause within 60 days before or 90 days after a “change-in-control” (as defined in the Employment Agreement) , and for the effect of a termination of employment before or after a change-in-control on Mr. Lipson’s performance-based stock (or stock-based) awards to be determined in accordance with the applicable agreements under which such awards were granted.
The Employment Agreement also contains standard confidentiality provisions, which apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the Employment Agreement and for a period of 18 months following termination of employment.
The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by the terms of the Employment Agreement to be filed as an exhibit the Company’s next periodic report.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and Chief Legal Officer
Dated: July 2, 2021